Exhibit 21.1

Perspectum Group plc*

List of Subsidiaries

Subsidiary	Jurisdiction
Perspectum Ltd	England and Wales
Perspectum Asia Pte Limited	Singapore
Perspectum Inc.	Delaware
Perspectum Unipessoal Lda	Portugal

*	Following the completion of the corporate reorganization described in the prospectus that forms a part of the registration statement to which this list of subsidiaries is an exhibit.